BRITISH COLUMBIA

Number: C1190280

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that ZENAPAY, INC. changed its name to ZENADRONE INC. on August 11, 2020 at 11:13 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On August 11, 2020

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE